Exhibit 107
CALCULATION OF FILING FEE TABLE

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PROS Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered (1) (3)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common stock $0.001 par value per share	Other	3,000,000	$17.06	$51,180,000	0.0001531	$7,835.66
Equity	Common stock $0.001 par value per share	Other	789,176	$17.06	$13,463,343	0.0001531	$2,061.24
Total Offering Amounts					$64,643,343		$9,896.90
Total Fee Offsets							$—
Net Fee Due							$9,896.90

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of PROS Holdings, Inc. (the “Registrant”) that become issuable under the Amended and Restated 2017 Equity Incentive Plan, as amended (the “2017 Plan”) and the 2021 Equity Inducement Plan, as amended (the “2021 Plan”), as each may be amended from time to time, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $17.06, which represents the average of the high and low price per share of the Registrant’s Common Stock on May 27, 2025 as reported on the New York Stock Exchange.

(3) Represents 3,000,000 shares of Common Stock authorized for issuance under the 2021 Plan and 789,176 shares of Common Stock authorized for issuance under the 2017 Plan.